                                                         EXHIBIT 10.21

October 27, 1997

Richard Henderson
3704 Roxbury
Plano, TX  75025

Dear Richard:

This letter supercedes the previous letter dated September 24, 1997. On behalf of Metawave Communications Corporation, it is my pleasure to offer you the position of Vice President of Sales and Marketing, as detailed in this letter. You will report directly to me, with a mutually agreed upon start date.

Base compensation for your duties will be $150,000 per year, subject to federal income tax and other normal withholding, to be paid on Metawave's regularly scheduled pay dates twice monthly.

In addition to the base compensation, you will receive a bonus in the amount of $25,000 (net of taxes and other normal withholding), payable with your first pay check. For fiscal/calendar year 1998, you will be covered by a sales commission plan with a target income of $75,000.

A recommendation will be made to the Board of Directors that you be granted an option to purchase 150,000 shares of Metawave common stock at a price of $1.20 per share. Under our current plan, one quarter of the shares will vest after one year of employment with the remaining three quarters progressively vesting on a monthly basis over the next three (3) subsequent years.

Metawave is prepared to assist you in your relocation to the Seattle area by reimbursing actual expenses incurred according to the following guidelines. Our relocation assistance will include paying the closing costs on the sale of your current home, the moving of your household goods and the closing costs of your new home in the Seattle-area (not to include expenses related to points or origination fees). You will also be reimbursed for temporary living costs for up to three months at a maximum rate of $3000 per month. In addition, we will pay for two house-hunting trips, storage of household goods for 90 days and reasonable travel expenses associated with the relocation. For any relocation expenses subject to tax withholding, Metawave will gross up the relocation amount at a 35% rate intended to cover the tax liability. Should you leave the company prior to completing 12 months of employment, you will be required to repay Metawave on a prorated basis for actual expenses incurred.

You are eligible for our Medical, Dental and Life insurance starting on the first day of the month following or equivalent to your hire date. You are also eligible to participate in our 401(K) program. These programs are, of course, subject to change.

Your performance and salary will be reviewed once per year. Your first review will occur in June, 1998 and any salary adjustment will be effective July 1, 1998. Since you will have been employed less than one year, any salary increase will be prorated based on the length of time from your date of hire.

It is the policy of Metawave that employees not disclose nor use any confidential information from prior employment while employed by Metawave. If you have entered into specific Non-Disclosure agreements, non-competitive agreements, or any other agreements with any previous employer that might affect or restrict your employment with us, please provide us with a copy so that we can ensure that both you and Metawave abide by the terms thereof. As a condition of your employment, you are required to sign a copy of the enclosed Confidentiality Agreement and return it to Human Resources.

Richard Henderson
Page 2
October 27, 1997


Employment with Metawave is at the mutual consent of each employee and the company. Accordingly, while Metawave has every expectation that employment relationships will be mutually beneficial and rewarding, both you and Metawave retain the right to terminate the employment relationship at will, at any time, with or without cause.

In the event that the Company terminates your employment without cause, you will receive a lump sum severance payment within 30 days of such termination equal to six months' base salary ($75,000), in exchange for executing the normal severance release agreement.

This offer represents the entire offer of Metawave and supersedes any prior verbal or written agreements. This offer will remain open for one month or until otherwise withdrawn by Metawave. You will be required to provide your proof of identification and your proof of your right to work in the United States to Human Resources by your third day of employment.

Richard, we are excited about you joining our team and we hope you will be able to achieve both your personal and professional objectives here at Metawave. If we can answer any questions, please feel free to call me at (425) 702-5623.

Please sign below and return the original to Human Resources. The copy is for your records.

Welcome aboard!

Sincerely,

METAWAVE COMMUNICATIONS CORPORATION

/s/ Shannon Dillingham for
    Robert H. Hunsberger
_____________________________________
Robert H. Hunsberger
President and CEO

This will acknowledge my acceptance of this offer of employment.

/s/ Richard Henderson
_____________________________________
Richard Henderson

    10/29/97
____________________________________
Date